CONSENT OF GUY WIID

The undersigned hereby consents to the references to, and the information derived from, the reports titled (i) “NI 43-101 Technical Report Feasibility Study: Otjikoto Gold Project, Province of Otjozondjupa, Republic of Namibia” dated February 25, 2013, and (ii) “Fekola Gold Project, Mali, NI 43-101 Technical Report on Preliminary Economic Assessment” dated June 3, 2014, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by B2Gold Corp.

/s/ Guy Wiid
Guy Wiid, Pr. Eng., M.Sc., B.Sc.
December 11, 2015